EXHIBIT 99.1

SYNERGX SYSTEMS INC. ANNOUNCES PAUL MENDEZ TO SERVE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Syosset, New York – June 11, 2008

Synergx (SYNX NASDAQ-CM) is pleased to announce that it has signed an employment agreement, dated June 10, 2008, with Paul Mendez and appointed him to serve as a director and Chairman of the Board and as President and Chief Executive Officer of Synergx.  Mr. Mendez replaces Daniel S. Tamkin who resigned to pursue other opportunities.

Mr. Mendez has over 30 years of experience in the life-safety and communications systems industries.  Mr. Mendez will continue to serve as President and Chairman of the Board of Firecom Inc., the Company’s largest stockholder, and Vice President of Multiplex Electrical Services, Inc.  Mr. Mendez holds an undergraduate degree from Bucknell University and an MBA from the Columbia University.

Mr. Mendez was elected Chairman of the Board and President of Firecom on July 19, 1991.  He was primarily responsible for taking control of Firecom in 1991 and transforming it into a thriving company and leader in the life-safety industry.  On June 10, 2008, in a private transaction, Firecom purchased 225,468 shares of Common Stock previously owned by the Company’s former President and Chief Executive Officer.

Peter Barotz, a director of Synergx Systems, commented “We are very honored to have an executive of Mr. Mendez’s market knowledge, expertise and capabilities running Synergx. Mr. Mendez will be an important asset to Synergx and its future success.”

For further information about Synergx please view our website at www.SynergxSystems.com.

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only Synergx Systems Inc.’s expectations, estimates and projections regarding future events. The Firm undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For more information concerning the risks and other factors that could affect Synergx Systems Inc.’s future results and financial condition, see “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Synergx Systems Inc.’s most recent Annual Report on Form 10-K.

Corporate Contact: John Poserina - Chief Financial Officer (516) 433-4700